Exhibit 10.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

Amendment No. 1 to Asset Purchase Agreement dated May 20, 2024 (this “Amendment”), by and between Sharps Technology, Inc., a Nevada company (“Sharps”), Sharps Technology Acquisition Corp., a wholly owned subsidiary of Sharps (“Newco”) (Newco and Sharps are collectively referred to as the “Buyer”), and InjectEZ, LLC (the “Seller”). Sharps, Newco and the Seller are referred to collectively as, the “Parties”, and each, a “Party”.

WHEREAS, the Parties have entered into an Asset Purchase Agreement, dated September 22, 2023 (the “Existing Agreement”);

WHEREAS, the Existing Agreement has not closed within the anticipated timeframe contemplated therein; and

WHEREAS, the Parties hereto desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.	Amendments to the Existing Agreement. As of the date hereof, the Existing Agreement is hereby amended or modified as follows:

(a)	The definition of “Consideration” as defined in Section 2.6 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

(i)	“Cash Consideration” means $35,000,000 (35 million) in cash payable on Closing; $1,000,000 of the Cash Consideration shall be payable as a deposit within 14 days of the approval by the Seller’s senior lender as set forth in Section 6 of this Agreement and the related transactions contemplated hereby. The $1,000,000 deposit (the “Deposit”) shall be held by a mutually agreeable third party designated by the Seller pursuant to a customary mutually agreeable escrow agreement to be entered into prior to the payment of the deposit and shall be non-refundable unless the failure to consummate the purchase of the Transferred Assets is a result of the failure or inability of the Seller to comply with the terms of the Asset Purchase Agreement, as amended hereby including the failure to remove all outstanding liens on the Assets.

(ii)	The reference to the $10.0 million subordinated Note shall be eliminated.

(b)The definition of Transferred Assets shall be modified so that the Transferred Assets shall consist of all of the assets identified in Schedule 2(b) hereto.

© Section 2.3. Assumption of Certain Liabilities and Obligations shall be modified to read as follows:

Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and discharge all of the Assumed Liabilities pursuant to Assigned Contracts, relating to up to $4.0 million of liabilities relating to the Transferred Assets which the Buyer shall satisfy at Closing, which are all identified on Schedule 1.2 hereto..

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(b)	Section 2.6 (b) shall provide for an 8-year lease instead of a 10-year lease and the lease attached as Exhibit A of the Existing Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto to this Amendment.

(c)	Section 2.6 (d) of the Existing Agreement is revised to read as follows, “Seller agrees to use their best efforts to provide laboratory support to the Buyer as requested. In addition, the Seller will provide support explaining the historical relationship with the contractors who they purchased equipment from or who are contracted to provide continuing maintenance on such equipment. All references to the Support Agreement shall be eliminated. All reasonable requests for services or assistance made by Buyer which relate to the Assets being acquired shall be provided at Nephron’s cost but paid for by Buyer. Schedule 2.6 (d) contains a list of the services that the Buyer is requesting and the Seller is willing to provide.

(d)	Section 2.6 (e) of the Existing Agreement shall be revised to read as follows “Nephron Supply Agreement. Prior to or upon the Closing, Nephron and Buyer shall enter into a five-year supply agreement, commencing on the date when the Buyer is able to deliver product suitable to Nephron, with a potential two-year extension, whereby Nephron shall agree to purchase certain products identified on Schedule 2.6 (e) to the new Supply Agreement to be entered into between the Parties, in the quantities and at the prices set forth on such Schedule 2.6 (e) to the Supply Agreement.

(e)	Section 3.4 shall be revised to provide as follows: Additional Information. In addition, the Seller shall provide the Buyer with electronic access to all Inject EZ files that are aligned with building design, equipment, operational and safety procedures, quality system documentation, standard operating procedures, work instructions and process development.

(f)	Section 3.8 is hereby amended to add an additional sentence that reads as follows: All invoices related to the Transferred Assets shall have been paid and all liens related to the Transferred Assets shall have been satisfied.

(g)	Date of Effectiveness; Limited Effect. This Amendment will be deemed effective on the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

3.	Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)	It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)	The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)	This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

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EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III AND IV OF THE EXISTING AGREEMENT AND IN THIS SECTION 4 OF THIS AMENDMENT, (A) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

4.	Miscellaneous.

(a)	This Amendment is governed by and construed in accordance with the laws of the State of South Carolina, without regard to the conflict of laws provisions of such State.

(b)	This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(c)	The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)	This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)	This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

5.	Closing. Buyer shall have forty-five (45) days from the date of this Agreement to consummate the transaction contemplated herein; provided, however, Buyer may extend such time by fifteen (15) days in its discretion. During the 45-60 day period and provided that the Deposit has been made , the Seller shall not enter into any agreement for the sale of the transferred Assets.

6.	Condition Precedent. As a continuing condition precedent to Buyer’s obligation to purchase and Seller’s obligation to sell the Transferred Assets, Seller must first obtain the approval of and agreement by any lien holder currently holding a lien on the Transferred Assets (the “Lender Approval”). Seller agrees that it will request such approval within two (2) business days of the execution of this Amendment, diligently pursue obtaining the same and obtain the same no later than ten (10) business days following the date of this Amendment. In the event that the Deposit is not made, this Agreement shall become null and void.

[SIGNATURE PAGE TO FOLLOW]

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SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Amendment as on the date first written above.

SHARPS TECHNOLOGY, INC.

By:	/S/ Robert Hayes
Name:	Robert Hayes
Title:	CEO

SHARPS TECHNOLOGY ACQUISITION CORP.

By:	/S/ Robert Hayes
Name:	Robert Hayes
Title:	CEO

INJECT EZ, LLC

By:	/S/ Lou Wood Kennedy
Name:	Lou Wood Kennedy
Title:	Manager

By:	/S/ William Kennedy
Name:	William P. Kennedy
Title:	Manager

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EXHIBT A

LEASE AGREEMENT

This Lease Agreement (this “Lease”) made to be effective as of the [   ] day of 2024 between Kennedy Innovation Complex LLC, a South Carolina limited liability company, having its principal office at 4838 12th Street Extension, West Columbia, SC 29172 (“Lessor”) and Sharps Technology, Inc, 105 Maxess Road, Melville, New York 11747, a Nevada corporation, and Sharps Technology Acquisition Corp. (collectively, “Lessee”) and InjectEZ LLC, a South Carolina limited liability company, having its principal office at 4500 12th Street Extension, West Columbia, SC 29172 ( “ prior Lessee”).

W I T N E S S E T H:

Lessor leases to Lessee and Lessee leases from Lessor, the rentable square feet in the building and improvements and as more particularly set forth on Exhibit A (collectively, the “Premises”).

ARTICLE 1

TERM; RENEWAL

1.01 Except as provided herein below, the initial term of this Lease shall be for ten (10) years. (Hereinafter referred to as the “Lease Term”). Subject to Section 1.02 hereof, the initial term of this Lease shall commence on the date determined in Section 1.02 (the “Commencement Date”) and end at midnight no later than ten (10) years later (the “Expiration Date”). Upon one hundred eighty (180) days prior written notice to Lessor, Lessee shall have four (4) successive options to renew the Lease Term for five (5) years, each successive five (5) year period shall be referred to as a Lease Term.

1.02 The Commencement Date of the initial term of this Lease shall be [May] 1, 2024, which is the date Lessor delivered the Premises to Lessee. If the Commencement Date is the first day of a calendar month, the term of this Lease shall expire at midnight on the last day of the calendar month of the last month of the initial term. If the Commencement Date is not the first day of a calendar month, the term of this Lease shall expire as if the Commencement Date was the first day of the next succeeding month.

1.03 If Lessee shall remain in possession of the Premises after the expiration of the then current term of this Lease, without having exercised a renewal as provided in Section 1.01, and without Lessor’s consent, which consent may be given or withheld by Lessor in its sole and absolute discretion, it shall not be deemed or construed to be a renewal or extension of this Lease but shall only operate to create a month-to-month tenancy at the rental rate paid by Lessee during the last month of the Lease Term and said month-to-month tenancy may be terminated by either party at the end of any month upon 30 days prior written notice to the other party.

1.04 Lessee’s entry into, and taking possession of, the Premises shall constitute Lessee’s acknowledgment that the Premises are in good and tenantable condition at the beginning of the term. At the time of execution of this Lease or at any time thereafter, Lessor shall be under no duty to make any alterations or repairs to the Premises, except as agreed to and specifically set forth in this Lease.

ARTICLE 2

RENT PAYMENTS

2.01 During the initial five (5) year Lease Term, the net annual rental (the “Net Rent”) for the Lease term shall be Four Hundred Eighty-Six Thousand and no/100 Dollars ($486,000.00). Lessee shall be required to make payments monthly, on the 1st day of each month in the amount of one-twelfth of the Net Rent. Beginning in the sixth year of the Lease Term and in every year of the Lease Term thereafter, the Net Rent shall increase by the increase in CPI. For the purposes herein, “CPI” means the CONSUMER PRICE INDEX for all Urban Consumers (All Items U.S. City Average 1982–84 equals 100), published by the Bureau of Labor Statistics, United States Department of Labor. For the purposes of determining the annual increase in the CPI, subtract 1 from the fraction whose denominator is the monthly CPI number for [May] of the calendar year prior to the calendar year that the determination of the annual increase in the CPI is being made and whose numerator is the corresponding monthly CPI number for [May] of the calendar year in which the determination of the annual increase in the CPI is being made. By way of example, and not as a limitation, if the monthly CPI number for September 2028 were 230 (denominator) and the monthly CPI number for [May] 2029 were 237 (numerator), then 1 subtracted from the fraction would mean an annual increase in the CPI of 3 and 4/100 percent (3.04%). Thereafter, the annual increase in the CPI for each 12-month period of this Lease will be computed in a like manner. If the monthly CPI number is not available during any calendar month required for determination of the annual increase, then the Annual Rent will be increased 3 percent (3.0%), as set forth herein, until the appropriate monthly CPI becomes available, at which time the increase above 3 percent (3.0%), if any, will be retroactive to the beginning of the then current Lease year and be due and payable to Lessor within 30 days as rent, and if less than 3% the difference will be credited against Lessee’s next payment of rent. In the event that CPI is terminated or unavailable for any reason, the calculation will be made by using the successor index or the one most nearly comparable to it.

2.02 Lessor shall receive the Net Rent free of reductions of every description for each lease month. All rental payments shall be made at the address specified above or such other location as specified in writing by Lessor from time to time.

2.03 Lessee shall pay to Lessor all other sums that may become due or be payable by Lessee under this Lease, at the time and in the manner provided in this Lease. All of such other sums so to be paid may, at Lessor’s option, be deemed to be additional rent, and in the event of non-payment, Lessor shall have all the rights and remedies provided in this Lease in the case of the non-payment of rent. These amounts shall be based on the percentage of the rentable square feet in Premises as they relate to the total rentable square feet in the building in which the Premises are located.

ARTICLE 3

USE AND MAINTENANCE

3.01 The Premises shall be utilized for any and all lawful purposes.

3.02 The Premises shall be kept in good order and repair by Lessee, at Lessee’s sole cost and expense, and Lessee shall make all repairs and replacements, which may be necessary or required to the Building, including any damage to the plumbing or windows, or the roof, including all components, systems, fixtures, common areas, roof repair, roof maintenance, landscape maintenance, and parking lot maintenance and repair.

3.03 No Hazardous Materials shall be permitted to be generated, stored, handled or disposed of on or about the Premises; provided, however, that this provision shall not be applicable to materials located on the Premises used by occupants in the normal course of business so long as the same are stored, utilized and disposed of in accordance with all applicable Governmental Requirements (hereafter defined) and are of a type and quantity normally found in industrial buildings and other Premises dedicated to the uses permitted herein and which do not represent any material danger to persons or property if an accident were to occur with respect thereto.

ARTICLE 4

COMPLIANCE WITH LAWS

4.01 Subject to Lessor liability for environmental conditions prior to the Lease date, throughout the term of this Lease, Lessee shall, at its own cost and expense, promptly observe and comply with all laws, orders, regulations, rules, ordinances, and requirements of the Federal, State, County and local Governments, including all Environmental Laws (as defined in Article 28) and of all of their administrative departments, bureaus, officials and of the local fire insurance rating organization, and of all insurance companies writing policies covering the Premises or any part thereof, whether those laws, orders, regulations, rules, ordinances, or requirements relate to structural repairs, changes, or alterations to or in and about the Premises or to repairs, changes, or alterations incident to or as the result of any use or occupation of the Premises, or use of the adjacent sidewalks, and whether the same now are in force, or that may, at any time in the future, be enacted or directed (collectively “Governmental Requirements”); and Lessee shall pay all costs, expenses, claims, fines, penalties, and damages that may in any manner arise out of or be imposed because of the failure of Lessee to comply with these covenants.

4.02 Lessee, after notice to Lessor, may, by appropriate proceedings conducted promptly at its own expense, in its name or (whenever necessary) Lessor’s name, contest in good faith the validity or enforcement of any such law, order, regulation, rule, ordinance, or requirement, and may defer compliance therewith provided that (a) such non- compliance shall not constitute a crime on the part of Lessor, (b) Lessee shall diligently prosecute such contest to final determination by the court, department, or governmental authority or body having final jurisdiction. Lessor agrees to cooperate reasonably with Lessee, and to execute any documents or pleadings reasonably required, for the purpose of any such contest, provided that Lessee shall discharge any expense or liability of Lessor in connection therewith.

ARTICLE 5

SURRENDER AT END OF TERM

5.01 Subject to Article 9 and the Nephron space, Lessee shall surrender and deliver up the Premises, including all systems (but without Lessee’s proprietary software) and fixtures used in connection with the operation of the Premises (excluding movable trade fixtures and equipment owned by Lessee in possession of the Premises, all of which shall be retained by Lessee and removed by Lessee at their expense), with all damage and unsightly conditions caused by such removal to be repaired at the expiration of this Lease or sooner termination in good repair and condition, reasonable wear and tear thereof excepted.

ARTICLE 6

MECHANICS’ LIENS

6.01 Lessee shall have no power to subject the Premises or Lessor’s interest in the Premises to any mechanics’ or other liens, other than a mortgage lien satisfying the requirements of Article 12 hereof. If any mechanics’ or other liens or order for the payment of money shall be filed against the Premises or any building or improvement thereon by reason of or arising out of any labor or material furnished or alleged to have been furnished or to be furnished to or for Lessee at the Premises, or for or by reason of any change, alteration, or addition or the cost or expense thereof or any contract relating thereto, Lessee shall use its best efforts to promptly cause the same to be discharged of record against the Premises, by bond or otherwise as allowed by law at the expense of Lessee, within 90 days after written demand therefor, and shall also defend on behalf of Lessor at Lessee’s sole cost and expense, any action, suit, or proceeding that may be brought thereon or for the enforcement of those liens, lien or orders, and Lessee shall save harmless Lessor from any judgment, claim or damage resulting therefrom.

ARTICLE 7

UTILITIES AND OTHER SERVICES

7.01 During the Lease Term, Lessee shall be solely responsible for the payment due for electrical, natural gas, sewer, water and other utility service provided to the Premises, as well as all other services required to operate the Premises in accordance with the terms of this Lease which it is occupying, including trash removal services, heating, air conditioning and ventilation and other system contracts, private security services, landscaping and exterior maintenance services and outside lighting. All payments due hereunder shall be made in a reasonably timely manner to assure proper operations of the Premises on a continuing basis.

ARTICLE 8

INDEMNIFICATION OF LESSOR/LESSEE

8.01 Lessee shall keep, save, and hold harmless Lessor from any and all loss, damage, claims or causes of action (including reasonable attorneys’ fees) arising out of or related directly or indirectly to Lessee’s occupancy of the Premises (but not Nephron’s occupancy) during the term of this Lease, including (without limitation) acts or omissions of Lessee, Lessee’s agents or servants involving negligence, recklessness, intentional misconduct or failure of Lessee to comply with this Lease.

8.02 Without limiting the foregoing, Lessee shall indemnify and hold Lessor harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’, consultants’, or experts’ fees and expenses) of every kind and nature suffered by or asserted against Lessor as a direct or indirect result of any violation of any Environmental Law by Lessee or any other party (other than Nephron or Lessor) on or about the Premises during the term of this Lease.

8.03 Lessor shall keep, save, and hold harmless Lessee from any and all loss, damage, claims or causes of action (including reasonable attorneys’ fees) arising out of or related directly or indirectly to the Lease Term and any extension thereof, including (without limitation) acts or omissions of Lessor, Lessor’s agents or servants involving negligence, recklessness, intentional misconduct or failure of Lessor to comply with this Lease and Lessor’s responsibilities hereunder.

8.04 Without limiting the foregoing, Lessor shall indemnify and hold Lessee harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’, consultants’, or experts’ fees and expenses) of every kind and nature suffered by or asserted against Lessee as a direct or indirect result of any violation of any Environmental Law by Lessor or any other party on or about the Premises or any action required to be done by the Lessor pursuant to the terms of this Lease.

ARTICLE 9

CASUALTY INSURANCE; RESTORATION

9.01 Lessee shall at all times during the term of this Lease, at Lessee’s expense, insure and keep insured by responsible insurance companies authorized to do business in South Carolina and which is rated A+ by the latest Best Guide with financial size category of Class 9 or higher unless otherwise approved by Lessor, during the Lease Term and thereafter all such costs for insurance. Premises and all alterations, extensions, and improvements thereto and replacements thereof, against loss or damage by fire and the risks contemplated within the extended coverage endorsement, including loss of rent coverage (as such endorsement in the broadest form may customarily be written in that state from time to time) and against such other risks as are customary and shall reasonably be required by Lessor, or as shall be required by any Institutional Lender (as defined in Article 28) holding a mortgage and/or security interest on and/or in the Premises, in an amount equal to the full replacement value, from time to time, of the Premises, excluding land and foundation, and may provide for reasonable deductibles. Lessor agrees to pay the premiums on this insurance, as and when those premiums become due and payable, and promptly to deliver to and deposit with Lessee copies of all such policies of insurance with due proof of payment of premiums, and to deliver renewal policies, with such proof, to Lessee within 25 days prior to expiration of the policies. All policies of fire and other insurance described in this Section 9.01 shall be for the benefit of, Lessor (as an additional insured), Lessee, and any Institutional Lender holding an Institutional Mortgage on Lessor’s interest in the Premises, as their interests may appear, but the interest of any such mortgagee shall be covered by the customary mortgagee endorsement employed in South Carolina. Lessee agrees to reimburse Lessor in full for the costs of the premiums for such policies within fifteen (15) days of being provided evidence of payment of the same from Lessor.

9.02 If during the term of the Lease of the Premises, the Premises shall be damaged or destroyed by fire or any other casualty the Lease shall remain in force and effect and the proceeds of such insurance shall be delivered to the Lessee for the purposes of restoration of the Premises and improvements therein or thereon.

ARTICLE 10

CONDEMNATION

10.01 If any governmental entity shall at any time during the term of this Lease lawfully condemn and by reason thereof acquire title to Lessor’s interest in the Premises, in or by condemnation proceedings in pursuance of the law, general, special, or otherwise, Lessor shall be entitled to and shall, except as hereinafter provided, receive any award that may be made, which shall be made available to Lessee for restoration of the Premises. This assignment shall not include any award for taking of or damage to the trade fixtures of Lessee, or its subtenants, nor shall it include any award for the loss of business to the Lessee. Those amounts shall be paid directly to the Lessee with Lessor having no right to share in same.

ARTICLE 11

CURING LESSEE’S DEFAULTS

11.01 Should either Party fail to perform any of its obligations under this Lease within 30 days after the giving of written notice by the other Party (but in any event, regardless of that notice or the lack thereof, promptly before the accrual of any penalty as provided by law or by any mortgage held by an institutional lender (as defined in Article 28) superior to this Lease, the Party giving notice may perform those obligations and add any such sum or sums paid or expended in that performance to or against any rent then due or thereafter falling due under this Lease with like effect as if an original part of that installment, and that sum or sums shall be and become additional rental. This Article 11, however, does not grant Lessee any license or privilege to allow the Premises to be without the insurance coverage provided by Article 9, or Lessee to be without the liability insurance protection provided by Article 19, and the failure promptly to comply with Articles 9 and 19 shall privilege Lessor to place immediately the necessary insurance, and the cost thereof shall be additional rent and collectible as such. The 30-day notice provided by this Article 11 is the same 30-day notice provided by Articles 14.01 B or C and not an additional one.

ARTICLE 12

MORTGAGING; ASSIGNMENT; SUBLETTING

12.01 Except for Permitted Transfers (see 28.06), Lessee shall not sublet all or any portion of the Premises without the prior written consent of Lessor, which consent may not be unreasonably withheld. Any sublease shall be subject and subordinate to this Lease and Lessee shall remain liable for the performance of all of its covenants and agreements under this Lease. Except for Permitted Transfers (see 28.06), Lessee shall not assign this Lease in whole or in part without the prior written consent of Lessor, which consent may not be unreasonably withheld. No assignment shall be effective unless each such assignee by written instrument or operation of law, shall assume and become bound to perform and observe all of the covenants and agreements of Lessee under this Lease, provided that Lessee shall not be released of liability for the payment of Net Rent and for the performance and observance of any of the other covenants and agreements of Lessee under the Lease after the effective time of such assignment.

12.02 Lessor may assign this Lease at any time after execution provided that Lessor’s assignee assumes all of Lessor’s obligations and liabilities under this Lease and in no way are the Lessee’s obligations hereunder to be diminished in any way.

12.03 Lessee may mortgage its interest in this Lease, consistent with the following:

12.04 Leasehold Mortgage Provisions

(a) Lessee shall have the right, at any time, without Lessor’s consent, to mortgage this Lease and the leasehold estate hereby created to any Leasehold Mortgagee (as hereinafter defined), and to enter into any and all extensions, modifications, amendments, consolidations, replacements and refinancings of such Leasehold Mortgage (as hereinafter defined), provided that there shall not be more than one Leasehold Mortgage at any given time and that no Leasehold Mortgage shall affect Lessor’s reversionary interest and estate in and to the Premises. Lessee shall notify Lessor thirty (30) days prior to entering into such Leasehold Mortgage and shall provide Lessor with the name and address of the Leasehold Mortgagee. If requested to do so by Lessor, Lessee shall furnish Lessor with copies of the documents evidencing and securing the Leasehold Mortgage. The execution and delivery of any Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor shall the Leasehold Mortgagee, as such, be deemed an assignee or transferee of this Lease so as to require such Leasehold Mortgagee to assume the performance of any of the terms, covenants or conditions on the part of Lessee to be performed hereunder. If Lessee shall mortgage this Lease and provide Lessor with the Leasehold Mortgagee’s name and address, then until such Leasehold Mortgage shall be satisfied and discharged of record, the following provisions shall apply, notwithstanding anything to the contrary contained in this Lease, and any pertinent provisions of this Lease shall be deemed to be amended and modified to the extent necessary so as to provide as follows:

(b) This Lease shall not be surrendered, modified or amended without the prior written consent of any Leasehold Mortgagee.

(c) Lessor shall, at the same time of mailing or serving on Lessee any notice of default, send by certified or registered mail, return receipt requested, a copy of such notice to the Leasehold Mortgagee. The Leasehold Mortgagee shall thereupon have the same right to cure the default as is provided to Lessee, and Lessor shall accept such cure by or at the instigation of the Leasehold Mortgagee as if such cure was accomplished by Lessee.

(d) No default on the part of Lessee, in the performance of work to be performed, or acts to be done, or conditions to be remedied, which cannot reasonably be completed within any applicable grace period, shall result in a termination of this Lease, if steps shall, in good faith, have been commenced by the Leasehold Mortgagee promptly to rectify the default, and shall be prosecuted to completion with diligence.

(e) If, before the expiration of any applicable grace period, the Leasehold Mortgagee shall have paid to Lessor all rent and all other charges provided for in this Lease which are then in default, and shall have cured, or shall be diligently pursuing to cure any non-monetary default under this Lease, then Lessor shall not be entitled to terminate this Lease and any notice of termination theretofore given shall be void and of no effect.

(f) In the event of a termination of this Lease prior to the date herein definitely fixed for the end and expiration of the Lease and the Term, as the same be extended by any renewal of the original Term, whether by summary dispossess proceedings, service of notice to terminate, or otherwise, Lessor shall, by certified or registered mail, return receipt requested, serve on the Leasehold Mortgagee written notice of such termination, together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Lessor. The Leasehold Mortgagee shall also have the right to obtain an assignment of this Lease by the Lessee hereunder to the Leasehold Mortgagee or the Leasehold Mortgagee’s designated assignee without the consent of the Lessor if in connection with a “lease assignment in lieu of foreclosure” or assignment post foreclosure. The Leasehold Mortgagee shall thereupon have the option to obtain a new or direct lease in accordance with and on the following terms and conditions:

(i) twenty (20) days after service of the aforementioned notice of termination, Lessor shall enter into a new or direct lease (the “New Lease”) of the Premises with the Leasehold Mortgagee, or its designee (the “New Lessee”), as provided in the following clause (ii).

(ii) The New Lease shall be entered into at the reasonable cost of the New Lessee, shall be effective as of the date of termination of this Lease, and shall be for the remainder of the Term and at the rent and additional rent and on all the agreements, terms, covenants, and conditions hereof. On the execution of the New Lease, the New Lessee shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for the termination as aforesaid and shall otherwise fully remedy or agree in writing to remedy any existing non-monetary default under this Lease. The New Lessee shall pay all necessary and reasonable expenses, including reasonable counsel fees and court costs incurred by Lessor in terminating this Lease and in recovering possession of the Premises as well as in the preparation, execution, and delivery of the New Lease.

(g) The New Lease, the leasehold estate created thereby and all the rights of the Lessee under the New Lease are and shall be subject and subordinate in any respect to the encumbrances, conditions of title and other matters now affecting the fee title to the Premises or any part thereof, and to any Fee Mortgage now on or hereafter placed on the fee of the Premises, or any part thereof, or which affects or may hereafter affect the fee title to the Premises (or Lessor’s interest in the Lease) and to all renewals, modifications, consolidations, replacements and extensions of the Fee Mortgage, as the same may be amended, extended, modified, refinanced and/or replaced. Notwithstanding the foregoing, as a condition for such subordination with respect to any mortgage hereafter affecting the Premises, Lessor agrees to obtain a Non-disturbance Agreement from the holder of any such mortgage provided that, the holder of same requires this Lease to be subject and subordinate thereto. Any such Non-disturbance Agreement shall be in the form generally used by the applicable mortgagee provided same is commercially reasonable.

(h) Leasehold Mortgagee shall be entitled to an estoppel certificate from Lessor as provided in Article 27 of the Lease.

(i) As used herein, (i) the term “Leasehold Mortgage” shall mean a mortgage or other similar instrument creating a lien or other encumbrance on the leasehold interest by a Leasehold Mortgagee and any modification of any of the terms thereof and (ii) the term “Leasehold Mortgagee” shall mean any insurance company, bank or trust company, educational or charitable institution, union, pension, profit or retirement fund or trust, real estate investment trust or other financial or lending institution generally recognized at the time as an “institutional lender” which makes or holds any Leasehold Mortgage and/or its successors and assigns (each such holder shall be deemed a “Leasehold Mortgagee”).

ARTICLE 13

TAXES

13.01 Lessee shall, pay and discharge all duties, taxes, charges for water, sewer taxes, assessments, extraordinary as well as ordinary, whether foreseen or unforeseen, as shall, during the term of this Lease, be laid, levied, assessed, imposed or otherwise accrue upon the Premises or liens upon the Premises, unless they shall be the responsibility of the Lessor, or any part thereof, or any appurtenances thereto or the leasehold estate created by this Lease whether by virtue of any present or future law, order, or ordinance of the United States of America, or of the City, County, or other local government, or of any department, office, or bureau thereof, or any other governmental authority, or otherwise. The duties, taxes, charges, assessments, and payments described in this Section 13.01 are sometimes referred to in this Article collectively as “Impositions.” In the event of any future tax abatement, the Lessee shall be made aware of such abatement and shall receive credit therefor.

13.02 All Impositions shall be paid by Lessee when they become due and payable without interest or penalty to the department, officer, or bureau charged with the collection thereof. But nothing in this Lease shall require Lessee to pay any inheritance, franchise, income, payroll, employment, workers compensation, excise, privilege, rent, capital stock, estate or profit tax, or any tax of similar nature, that is, or may be, imposed upon Lessor, unless those taxes shall be levied upon the rent reserved in this Lease in the place of real estate/property taxes upon the Premises.

13.03 All taxes, assessments, and water rents that are mentioned above to be paid by Lessee shall be prorated and adjusted for the fiscal years in which the term of this Lease begins and ends.

13.04 In the case of assessments for local improvements or betterments that are assessed or imposed during the term of this Lease and that may be payable in installments, Lessee shall only be obligated to pay the installments that fall due during the term of this Lease, unless same are the responsibility of the Lessor.

13.05 Lessee may contest or review by legal proceedings or in any manner that Lessee in its opinion shall deem advisable (which proceedings or other steps taken by Lessee, if instituted, shall be conducted diligently at its own expense and free of expense to Lessor) any and all Impositions levied, assessed, or imposed upon or against the Premises or taxes in lieu thereof, required to be paid by Lessee under this Lease and payment thereof shall be deferred as long as such contest is pending. No such contest or review shall be undertaken or payment deferred in a manner that exposes the Premises or Lessor’s interest therein to jeopardy.

13.06 Lessee upon request of Lessor will promptly exhibit to Lessor all paid bills (or copies) for real estate taxes, water rates, and assessments, which bills after inspection by Lessor shall be returned to Lessee.

ARTICLE 14

DEFAULTS

14.01 Each of the following shall be deemed a default by Lessee and a breach of this Lease:

(a) Lessee’s failure to pay any installment of Net Rent or to pay any additional rent, which failure persists after the expiration of 5 days with regard to the payment of Net Rent or 30 days with regard to the payment of any additional rent, from the date Lessor gives written notice to Lessee calling attention to the existence of that failure.

(b) Lessee’s failure to observe or perform any of its obligations under the other terms, covenants, or conditions of this Lease, which failure persists after the expiration of 30 days from the date Lessor gives notice to Lessee calling attention to the existence of that failure, but, if the matter that is the subject of the notice is of such a nature that it cannot be reasonably corrected within 30 days, then no default shall be deemed to have occurred if Lessee promptly, upon the receipt of the notice, commences the curing of the default and diligently prosecutes the same to completion. However, if the default is one relating to a matter that exposes space occupants or the public to a danger to safety or health of which the public authorities have given due notice to Lessee, then such shorter notice to Lessee, whether written or otherwise, shall be sufficient as the circumstances demand with the responsibility of Lessee to take corrective measures forthwith.

(c) The adjudication of Lessee in bankruptcy; the taking by Lessee of the benefit of any other insolvency act or procedure, which term includes any form of proceeding for reorganization or arrangement or rearrangement under the Bankruptcy Code as well as an assignment for the benefit of creditors; or the appointment of a receiver for Lessee and such receiver remains undischarged for 30 days.

14.02 Should Lessee default as described in this Article 14 and such default continues beyond any applicable grace period, as provided in Articles 14.01 A, B or C, Lessor at any time thereafter may, at its option, give Lessee 15 days’ written notice of intention to end the term of this Lease and thereupon at the expiration of those 15 days the term of this Lease shall expire as completely as if that date were the date definitely fixed in this Lease for the expiration of the term and Lessee will then quit and surrender the Premises to Lessor, as provided in Article 5 hereof, but Lessee shall remain liable as provided in this Article 14.

14.03 If the notice provided for in Section 14.02 shall have been given and the term of this Lease shall expire as described in that Section, or if the Lease shall be taken from Lessee as a result of any execution against Lessee in any proceeding in which Lessee shall have no appeal or further appeal, then Lessor may without notice re-enter the Premises and dispossess Lessee by summary proceedings or otherwise, and Lessee or other occupant or occupants of the Premises will remove their effects and hold the Premises as if this Lease had not been made, and Lessee waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

In case of any default, re-entry, expiration or dispossess by summary proceedings or otherwise:

(a) Rent shall become due thereupon and be paid up to the time of that re-entry, dispossess, or expiration, together with any expenses that Lessor may incur for legal expenses and attorneys’ fees, including those incident to the recovery of possession, brokerage, and putting the Premises in good order, or for preparing the same for re-rental;

(b) Lessor may relet the Premises or any part or parts thereof, either in the name of Lessor or otherwise, for a term or terms that may at Lessor’s option be less than or exceed the period that would otherwise have constituted the balance of the term of this Lease and may grant concessions or rent at a lower cost without thereby in any way affecting Lessee’s liability for the rental payable under this Lease for the then current term of the Lease; and

(c) Lessee shall also pay Lessor as liquidated damages for the failure of Lessee to observe and perform Lessee’s covenants any deficiency between the rent reserved in this Lease and the net amount, if any, of the rents collected by reason of the reletting of the Premises for each month of the period that would otherwise have constituted the balance of the then current term of this Lease.

i. In computing liquidated damages there shall be added to the said deficiency any expenses that Lessor may incur in connection with the recovery of possession of the Premises and reletting, such as, but not limited to, legal expenses, attorneys’ fees, brokerage, for keeping the Premises in good order and for preparing the same for reletting but not for any alterations or improvements in connection therewith.

ii. Any such liquidated damages shall be paid in monthly installments by Lessee on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Lessor to collect the deficiency for any subsequent month by a similar action or proceeding.

14.04 Lessor may make any alterations and decorations in the Premises that Lessor, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises. The making of these alterations or decorations shall not operate or be construed to release Lessee from any liability under this Article 14, but Lessee shall not be liable for the costs of the same.

14.05 If Lessor shall enter into and repossess the Premises because Lessee defaults in the performance of any of the terms of this Lease, and shall have terminated this Lease, Lessee will not claim the right to redeem or re-enter the Premises or restore the operation of this Lease, and Lessee waives the right to such redemption and re-entrance under any present or future law, and waives the right of any party claiming through or under Lessee to make payment of any sum or sums of rent, or otherwise, of which Lessee shall have made default under any of the covenants this Lease, and to claim any subrogation to the rights of Lessee under this Lease, by reason of that payment. Lessor shall provide reasonable notice of its intention to enter and repossess the Premises and shall provide Lessee reasonable notice to cure such default.

14.06 Any action taken by Lessor under this Article 14 shall not waive any right that Lessor would otherwise have against Lessee for rent reserved in this Lease or otherwise, and Lessee shall remain responsible to Lessor for any loss and damage suffered by Lessor by reason of Lessee’s default or breach. The words “re-enter” and “re-entry” as used in this lease are not restricted to their technical legal meanings.

14.07 Anything to the contrary contained in this Lease notwithstanding, in the event any payment of Net Rent or any additional rent is more than 10 days past due, an administrative charge equal to 4% of such past due sum shall be due and payable by Lessee to Lessor upon written demand. In addition, any sum more than 30 days past due shall bear interest at the rate equal to the Prime Rate as published by The Wall Street Journal from time to time, plus 5% per annum (or the highest lawful rate allowable if less than such rate until paid in full, with said interest to be due and payable by Lessee to Lessor upon written demand.

14.08 Shall the Lessor fail to comply with its obligation pursuant to the Lease, Lessee shall have the right to file suit against Lessor for any damages it has incurred as a result of said default, including monetary damages and any equitable remedy and/or damages which Lessee may have against the Lessor.

14.09 In the event any litigation is commenced to enforce any provision of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs of such litigation from the non-prevailing party.

ARTICLE 15

NO REINSTATEMENT

15.01 (a) No receipt of monies by Lessor from Lessee after the lawful termination or cancellation of this Lease, shall reinstate, continue or extend the term of this Lease, or affect any notice theretofore given to Lessee, or waive Lessor’s right to enforce the payment of fixed or additional rent or rents then due (to the extent provided in Article 14), or thereafter falling due, or waive Lessor’s right to recover possession of the Premises by proper suit, action, proceeding, or remedy unless agreed to in writing by the Lessor..

15.01 (b) After the service of notice to terminate or cancel this Lease, or the commencement of suit, action, or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Lessor may demand, receive and collect any monies due, or thereafter falling due, without in any manner affecting the notice, proceeding, suit, action, order, or judgment. All such monies collected shall be deemed to be payments on account of the use and occupation or Lessee’s liability under this Lease.

15.02 Lessor’s failure to enforce any term of this Lease, that is breached by the Lessee, after notice had, shall not be deemed to void or affect the right of Lessor to enforce that term on the occasion of a subsequent default or breach.

ARTICLE 16

SUBORDINATION

16.01 This Lease shall be subject and subordinate to any and all Institutional Mortgages (as defined in Article 28) that may now or hereafter affect Lessor’s interest in the real property of which the Premises form a part, and of all renewals, modifications, consolidations, replacements, and extensions thereof. Subject to full compliance with Section 16.02, this clause shall be self-operative and no further instruments of subordination shall be required. In confirmation of this subordination, Lessee shall execute promptly any certificate that Lessor may request. Lessee constitutes and appoints Lessor as Lessee’s attorney-in-fact to execute any such certificate or certificates for and on behalf of Lessee.

16.02 (a) The subordination described in Section 16.01 as it pertains to Institutional Mortgages now in effect or hereafter made (which term includes any agreement modifying any Institutional Mortgage now in existence or hereafter made), is conditioned upon the agreement of the Institutional Lender, to be delivered by it to Lessee, in which the Institutional Lender agrees in substance that so long as this Lease remains in effect:

i. Lessee will not be disturbed in its use or possession of the Premises and the rights and privileges of Lessee under this Lease will not be disturbed by the holder of the mortgage;

ii. Lessee will not be joined in any action or proceeding to foreclose the mortgage by the holder thereof; and

iii. Casualty insurance proceeds and condemnation awards to which the holder of the mortgage is entitled under the terms of the mortgage will be applied towards restoration of the Premises consistent with Articles 9 and 10 of this Lease, respectively, and be disbursed as provided for by those Articles.

16.02 (b) The giving of any agreement as described in Section 16.02(A) by an Institutional Lender may be conditioned by it on the reciprocal agreement by Lessee to attorn to the Institutional Lender should it become vested with Lessor’s interest in the Premises, and such additional agreements of Lessee as are normally contained in Subordination, Non-Disturbance and Attornment Agreements reasonably required by Institutional Lenders making mortgage loans in South Carolina and will be clear that such Institutional Lender will not disturb Lessee’s use or possession of the Premises as long as this Lease is in effect.

ARTICLE 17

QUIET ENJOYMENT

17.01 Lessee, as long as this Lease remains in effect, shall and may, at all times during the term of this Lease peaceably and quietly have, hold, and enjoy the said Premises free of molestation by Lessor.

ARTICLE 18

BINDING EFFECT

18.01 The covenants and agreements contained in this Lease inure to the benefit of and are binding upon the parties to this Lease, their successors and assigns, but this Article does not modify the provisions governing assignment, as elsewhere provided for in this Lease.

ARTICLE 19

LIABILITY INSURANCE

19.01 Lessee will carry at all times during the Lease term, at its own cost and expense, steam boiler, host liquor liability, and general liability insurance for the benefit of both Lessor (as an additional insured) and Lessee with responsible insurance companies indemnifying both Lessor and Lessee against claims for personal injuries sustained in or about the Premises, in an amount not less than $1,000,000 for injuries or death to one person and $2,000,000 for injuries or death arising out of the same accident when more than one person is involved, and for not less than $1,000,000 in respect to property damage. Such insurance may have reasonable and customary deductibles. Lessee will deposit with Lessor a certificate of the insurance carrier or carriers indicating that this insurance is in full force and effect and that the premiums therefore have been paid. If the limits of liability insurance generally carried by owners of comparable properties in the vicinity of the Premises exceeds the foregoing limits, the foregoing limits shall be increased accordingly.

ARTICLE 20

ALTERATIONS

20.01 Lessee may make nonstructural alterations to the Premises without the consent of Lessor, and, with Lessor’s prior written consent, structural alterations and improvements, which consent shall not unreasonably be withheld so long as the structural alterations or improvements are reasonably in keeping with manufacturing facility designs.

ARTICLE 21

NOTICES

21.01 All notices to the parties shall be addressed to them at the respective addresses first given for them in this Lease, or to such other address, of which either of them, as the case may be, shall notify the other in the manner stated in this Article 21 for giving notice. The notice must be given by either registered mail, return receipt requested, or by certified mail, return receipt requested. In the case of the former the service of the notice shall be deemed complete upon the registration thereof with the postal authorities, and in the case of the latter upon the due mailing thereof. However, if in either case the notice is mailed from a place outside of South Carolina, service shall not be complete until the notice is received.

ARTICLE 22

NO WAIVER

22.01 The failure of Lessor or Lessee to insist in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option contained in this Lease, shall not be construed as a waiver of or relinquishment for the future of the performance of that covenant, or the right to exercise that option, but the same shall continue and remain in full force and effect. Lessor’s receipt of Net Rent or additional rent, with knowledge of the breach of any covenant of this Lease, shall not be deemed a waiver of that breach, and no waiver by Lessor or Lessee of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Lessor or Lessee.

22.02 Lessor’s receipt of any installment of the Net Rent under this Lease or of any additional rent shall not be a waiver of any Net Rent or additional rent then due. Lessor may, in its sole discretion, apply any payments made by Lessee to the satisfaction of any debt or obligation of Lessee to Lessor, regardless of Lessee’s instructions as to the application of those payments, whether those instructions are endorsed on Lessee’s check or otherwise.

ARTICLE 23

REMEDIES CUMULATIVE

23.01 All the rights and remedies given to Lessor in this Lease for the recovery of the Premises because of the default by Lessee in the payment of any sums that may be payable pursuant to the terms of this Lease, or upon the breach of any of the terms of this Lease, or the right to re-enter and take possession of the Premises upon the happening of any of the defaults or breaches of any of the covenants of this Lease, after notice and reasonable opportunity to cure, or the right to maintain any action for rent or damages and all other rights and remedies allowed at law(other than “self-help” type remedies), are reserved and conferred upon Lessor as distinct, separate, and cumulative remedies, and no one of them, whether exercised by Lessor or not, shall be deemed to be in exclusion of any of the others.

ARTICLE 24

INSPECTIONS BY LESSOR

24.01 Lessee shall permit Lessor and Lessor’s agent’s inspection of the Premises from time to time at reasonable hours upon reasonable prior written notice to Lessee to determine Lessee’s compliance with the terms of this Lease. Lessor (or its agents conducting such inspection) shall be accompanied by Lessee.

ARTICLE 25

ENTIRE AGREEMENT; AMENDMENTS

25.01 This Lease contains the entire agreement between the parties, and any agreement hereafter made shall not operate to change, modify, or discharge this Lease in whole or in part unless that agreement is in writing and signed by the party sought to be charged with it.

25.02 In the event any Institutional Lender providing financing to Lessor with respect to Lessor’s interest in the Premises desires modifications in the terms or conditions of this Lease, Lessee shall agree to such modifications as reasonably requested by Lessor to satisfy the requirements of such Institutional Lender so long as such modification (i) does not result in any increase in the financial obligations of Lessee hereunder or impose any burdensome non- monetary obligation or other liability or risk (actual or contingent) on Lessee; (ii) does not interfere with the business of the Lessee; and (ii) is consistent with requirements generally imposed by Institutional Lenders for transactions of similar magnitude in the State of South Carolina. Moreover, in no way shall anything contained in this Article 25 limit the Lessee’s rights under the terms of the Lease or any extension thereof.

ARTICLE 26

NO REPRESENTATIONS

26.01 Except as specifically otherwise provided herein, Lessee is fully familiar with the physical condition of the Premises, and Lessee takes the Premises in their “as is” condition.

ARTICLE 27

ESTOPPEL CERTIFICATES

27.01 Lessee agrees at any time and from time to time upon not less than 15 days prior written request by Lessor, to execute, acknowledge, and deliver to Lessor a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this Article 27 may be relied upon by prospective purchasers of Lessor’s interest or mortgagees of Lessor’s interest or assignees of any mortgage upon Lessor’s interest in the Premises. Any subsequent mortgage holder will agree that it will not interfere with Lessee’s right to use and occupy the Premises as long as this Lease is in force and effect.

ARTICLE 28

CERTAIN DEFINITIONS

28.01 The term “Lessor” as used in this Lease shall refer only to the owner for the time being of Lessor’s estate in Premises, with any subsequent owner succeeding to all the rights and interests of Lessor under this Lease as of the effective date of the relevant transfer. Upon such transfer, Lessee shall be notified in writing by Lessor all sums due from Lessee hereunder from and after the date of receipt of such notice shall be remitted as instructed from time to time by the successor Lessor. Lessor shall be and is hereby relieved from any breach of covenants or obligations of Lessor hereunder arising or occurring after the date of transfer of Lessor’s estate in the Premises, but only if the transferee shall have expressly assumed such liabilities and obligations and agreed to carry out all covenants and obligations of Lessor hereunder during such time as said transferee shall own or hold Lessor’s estate or interest in the Premises. The provisions of this Section shall apply to each successive transfer of Lessor’s interest or estate. Except for Lessor’s indemnification obligations, which shall not be limited, the liability of Lessor under this Lease shall be and is hereby limited to Lessor’s interest in the Premises and no other asset of Lessor shall be affected by reason of any liability which Lessor may have to Lessee or to any other person by reason of this Lease, the execution thereof, or the acquisition of Lessor’s interest.

28.02 The term “Institutional Lender” means any one of the following: a bank; trust company; insurance company; any pension, retirement or welfare fund or other non-profit organization where the investment policy and financial condition of that fund or organization is subject to the supervision of a governmental agency.

28.03 An “Institutional Mortgage” is a mortgage and/or security interest held by an Institutional Lender on the interest of Lessor in the Premises.

28.04 The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment applicable to the Premises relating to the regulation and protection of human health and safety and/or the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and/or vegetation and Hazardous Materials (as defined below).

28.05 The term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil and any fraction thereof) and (b) any such material classified or regulated as “hazardous” or “toxic” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., or Hazardous Materials Transportation Act, 49 USC App. 1801 et seq.

28.06. The term “Permitted Transfers” means a transfer by Lessee of its interest in this Lease to any affiliate of Lessee; or a transfer to a person or entity (or affiliate thereof) acquiring Lessee’s business by stock purchase or the acquisition of substantially all the assets of Lessee; or a sublease of less than 25% of the Premises; or sublease to any affiliate of Lessee or to a vendor, customer or other entity having a business relationship with Lessee.

ARTICLE 29

RECORDING OF LEASE

29.01 This Lease shall not be recorded, but Lessee requests that an appropriate Short Form Lease be recorded at the Register of Deed’s Office in Lexington County, SC. to place all parties on notice of the granting of this Lease for the term hereof. The Lessee will bear the costs of such recording.

ARTICLE 30

SECURITY DEPOSIT

30.01 [intentionally omitted]

ARTICLE 31

COMMENCEMENT DATE CERTIFICATE

31.01 Within ten (10) days of Lessor delivering the Premises to Lessee, Lessor and Lessee shall confirm in writing the rentable square feet in the Premises, the Commencement Date, the Net Rent, and the amount of the monthly rent due.

ARTICLE 32

OPTION TO PURCHASE

32.01 OPTION TO PURCHASE. Provided this Lease has not been terminated, Lessor hereby grants to Lessee, or its assignee, the option to Purchase the Premises, land, and all improvements located on and the land described on Exhibit A (collectively, the “Property”) (sometimes referred to as the “Option”) after the end of the eighth year of the Lease Term, subject to the following terms and conditions.

32.02 OPTION TERM. This option shall be valid following the end of the eighth year of the Lease Term, and must be exercised by notice to Lessor as provided herein on or before the last day of November, 2031 (six (6) months from the end of the eighth year), or it shall expire (the “Option Period”).

32.03 EXERCISE OF OPTION/CLOSING. At any time during the Option Period, Lessee may exercise this Option to Purchase by giving Lessor not less than 30 and not more than 180 days’ notice of intent to exercise the Option. In the event Lessee exercises the Option to Purchase, the Closing shall occur not more than one hundred eighty (180) days following the date of such notice. In the event the Closing occurs following the expiration of the Lease, then, the Lease term shall be extended for the period from the expiration of the Lease until Closing, and Lessee shall pay to Lessor an additional sum equal to the pro-rata monthly amount of Net Rent last then due, from the expiration of the Lease until Closing.

32.04 PURCHASE PRICE AND APPLICATION OF PAYMENTS. The Purchase Price which Lessee will pay Lessor for the Property shall be the Fair Market Value of the Property. All sums paid at closing will be by immediately available funds.

“Fair Market Value” means the fair market value of the Property on the date of Lessee’s exercise of this Option To Purchase as set forth in an independent appraisal of the Property (the “Appraisal”); provided however, that if the Lessor or Lessee mutually agree on the value of the Property, the Fair Market Value shall be such agreed value and no Appraisal of such Interest shall be required. If the Lessee shall purchase the Property in connection with Article 32 hereof and an Appraisal is necessary, the Lessor shall within thirty (30) days after it has notice of that an Appraisal is required notify the certified public accountants then serving the Lessor of the need for an Appraisal to determine the Fair Market Value of the Property. Thereafter, the accountants shall promptly submit to the Lessor and the Lessee a list of three (3) appraisers reasonably qualified, MAI certified, experienced, and trained to value the Property, with no relationship with either the Lessor or Lessee. The Lessor and the Lessee shall each strike names alternately from the list, with the Lessee striking first, until only one name remains. The remaining named appraiser shall determine the Fair Market Value of the Property, taking into consideration such factors as deemed appropriate, and shall promptly deliver a final report and such valuation to the Lessor’s accountants. The accountants shall notify the Lessor and Lessee, in writing, as specified herein of the Fair Market Value of the Property as determined by the Appraisal. The cost of the Appraisal shall be borne equally, one half by the Lessor and one half by the Lessee.

ARTICLE 33

RIGHT OF FIRST REFUSAL

33.01 During the Term of this Lease, if Lessor receives from a third party (the “Offeror”) a bona-fide offer, which the Lessor wishes to accept, to purchase all or any part of the Property, Lessor shall cause the offer to be reduced to writing (which shall include all relevant terms and conditions, including the period within which the sale of the Property must occur) (the “Offer”), and shall notify Lessee in writing of its wish to accept the Offer (“Lessor’s Notice”). Lessee’s Notice shall be accompanied by a true copy of the Offer. Lessee shall then have the right to purchase the Property or portion thereof (hereinafter the “Offer Property”), at the price and on the other terms and conditions set forth in the Offer; provided, however, that Lessee shall not be required to pay any brokerage commissions or similar fees. Tenant’s right under this Agreement is referred to as the “Right of First Refusal.”

33.02 Lessee shall exercise the Right of First Refusal, if at all, by providing Lessor written notice (“Notice of Exercise”) within twenty-five (25) days after receipt by Lessee of Lessor’s Notice. If Lessee does not timely provide Lessor with the Notice of Exercise, Lessor may sell the Offer Property to the Offeror on the terms set forth in the Offer provided that:

i. the Right of First Refusal shall remain in effect with respect to the remainder of the Term herein (including any Renewal Term);

ii. once an Offer of which Lessor has given the Lessee Lessee’s Notice is accepted by Lessor, Lessor shall not agree to a reduction of the purchase price, more favorable terms to the third party purchaser, or any change in the consideration to be given in exchange for the Offer Property, without first giving Lessee a new Lessee’s Notice of the reduction, more favorable terms or change, and upon receipt of the new Lessee’s Notice, the Right of First Refusal shall apply to the Offer Property at the new price, or on the new or changed terms set forth in the new Lessee’s Notice; and

iii. if Lessee has not entered into an agreement to sell the Offer Property within one hundred eighty (180) days after the date Lessee receives Lessor’s Notice, or if such sale does not close within three hundred sixty (360) days after the date that Lessee receives Lessor’s Notice, then the Right of First Refusal shall again be applicable prior to any sale of that Offer Property.

33.03 If Lessee elects to exercise the Right of First Refusal, Lessor and Lessee shall enter into an agreement of sale setting forth the terms in the Offer, and such other terms and provisions as may be agreed to between the parties that are not inconsistent therewith. If the parties are unable to agree upon the form of agreement of sale within thirty (30) business days after Lessee’s delivery of its exercise notice to Lessor, then Lessee shall be deemed to have assumed the obligations under the Offer, except that any contingencies other than fee simple marketable title and an environmental inspection shall be deemed waived. The closing of the purchase and sale shall be held via escrow by mail at the offices of Lessee’s attorney, or at such other place as Lessee may select. Payment for the Property being purchased pursuant hereto shall be made in accordance with the terms specified in Lessor’s Notice. Upon such payment, Lessor shall deliver to the purchaser a bargain and sale deed with covenants against the grantor’s acts, sufficient to convey the Property to be sold in fee simple, free of all liens and encumbrances except “Permitted Encumbrances which include[ ]”, together with an assignment of all leases, a bill of sale sufficient to convey title to all personal property of Lessor located at the Property and used in connection therewith, and such other instruments as may be necessary or appropriate to effect the conveyance of the Property to Lessee. Payment of the transfer tax, mansion tax and other closing adjustments shall be on the terms set forth in Lessor’s Notice, and if not specified in such Lessor’s Notice, shall be paid in the manner customary in the county where the Offer Property is located.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

WITNESSES:	LESSOR:

KENNEDY INNOVATION COMPLEX LLC

By:
	Name:	Lou Wood Kennedy
	Its:	Manager

LESSEE :

SHARPS TECHNOLOGY, INC.

By:
Name:
Its:

EXHIBIT A

LEGAL DESCRIPTION

All that certain piece, parcel or tract of land, together with any improvements thereon, lying, situate and being located in the County of Lexington, State of South Carolina, along 12th Street Ext. (120’ ROW), and being shown as an 18.53 acre parcel on that certain Boundary Survey prepared for County of Lexington, by Russell S. Owens, SCRLS 19404, Survey One, LLC, dated June 17, 2021, revised July 29, 2021, and recorded August 2, 2021 in the Office of the Register of Deeds for Lexington County in Book 20956 at Page 4175. Reference to said plat is made for a more complete and accurate description thereof, all measurements being a little more or less.

DERIVATION: Title to Real Estate Limited Warranty Deed from County of Lexington to Kennedy Innovation Complex, LLC, dated August 26, 2021, and recorded on August 26, 2021 in the Office of the Register of Deeds for Lexington County, South Carolina in Book 20961 at Page 4304.

TAX MAP NO.: 008097-02-01

EXHIBIT B

100,896 square feet of rentable space located in the building located on the Land described in Exhibit A, and as more particularly described on the attached Exhibit B-1.

EXHIBIT B-1

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EXHIBIT B BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”), is made effective as of [  ], 2024 (“Effective Date”), by and between InjectEZ, LLC, an South Carolina limited liability company (the “Transferor”), and Sharps Technology, Inc., a Nevada corporation (hereinafter the “Transferee”).

WHEREAS, Transferor and Transferee are parties to certain asset purchase agreement (the “APA”) dated as of the Effective Date.

WHEREAS, pursuant to the terms and conditions of the APA and for the consideration as set forth in the APA, Transferor has agreed to contribute and assign to Transferee and Transferee has agreed to accept from Transferor, certain assets to be utilized in Transferee’s pre-filled syringe business and other ancillary operations;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1.	CONVEYANCE.

(a) Subject to the terms and conditions in the APA, Transferor hereby contributes, assigns, conveys, transfers and delivers to Transferee all of Transferor’s right, title and interest in and to the assets used in connection with the performance of the assets particularly described on Exhibit A attached hereto (the “Assets”) as of the Effective Date when the APA is fully executed. The transactions to occur at such time and place are referred to as the “Closing.”

2.	ACCEPTANCE.

Transferee hereby agrees to the foregoing contribution and assignment.

3.	FURTHER ASSURANCES.

After Closing, Transferor agrees from time to time, upon the written request of Transferee, that Transferor will execute, acknowledge and deliver, or will cause to be executed, acknowledged or delivered, all such further instruments or perform all such further acts as may be reasonably necessary to Transferee in connection with the sale, assignment, conveyance, transfer and delivery of the Assets and the assumed liabilities as provided herein.

Upon the request of Transferee, Transferor will sign, execute, make and do all such deeds, documents, acts and things as Transferee and its duly authorized agents may reasonably request (the “Requested Acts”). To the extent Transferor is required to complete the Requested Acts, or to the extent the Requested Acts are otherwise in the ordinary course of business, Transferor will complete such acts at Transferor’s expense. To the extent such acts are not in the ordinary course of business, Transferor will complete such acts at Transferee’s expense.

Transferor agrees to advise Transferee in advance of completing a Requested Act if Transferor deems the Requested Act to be not in the ordinary course of business.

Subject to the terms and conditions of the APA, Transferor hereby irrevocably appoints Transferee, its successors and assigns as Transferor’s true and lawful attorneys, with full power of substitution, to demand and receive from time to time any and all property of Transferor hereby contributed, assigned, transferred or delivered, or intended so to be; to give receipts, releases and acquaintances for or in respect of the same or any part thereof; to collect for the account of Transferee all other items transferred to Transferee as provided herein, and to endorse with the name of Transferor any checks received on account of any such items; from time to time to institute and prosecute in the name of Transferor or otherwise any and all proceedings at law, in equity, or otherwise, that Transferee, its successors and assigns deem proper to collect, assert or enforce any claim, right, title, debt, account or interest in or to any and all the Assets of Transferor hereby sold, assigned, transferred or delivered; and to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets hereby sold, assigned, transferred or delivered, or intended so to be, that Transferee, its successors or assigns, deem desirable.

4.	TRANSFEROR REPRESENTATIONS AND WARRANTIES.

The Transferor makes no representations or warranties with respect to the assets being conveyed except as specifically set forth in the APA.

5.	MISCELLANEOUS.

Other than the APA and the other agreements contemplated thereby, this Bill of Sale, and the exhibit attached hereto, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. In the event of any conflict between this Bill of Sale and the APA, the terms and provisions of the APA shall control. This Bill of Sale may be amended only by a written instrument executed by all the parties or their successors or assigns. This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This Bill of Sale may be executed in one or more counterparts and each counterpart shall be deemed to be an original. This Bill of Sale shall in all respects be construed, interpreted, and enforced in accordance with, and governed by the laws of the State of Florida.

This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which counterparts shall together constitute one and the same agreement. Facsimile signatures shall be accepted as original signatures.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale as of the date first above written.

TRANSFEROR:		TRANSFEREE:

INJECTEZ, LLC		SHARPS TECHNOLOGY, INC.

By:		By:
Name:	Lou Wood Kennedy	Name:	Robert M. Hayes
Title:	Managing Member	Title:	Chief Executive Officer

INJECTEZ, LLC

By:
Name:	William Kennedy
Title:	Managing Member

EXHIBIT A

Purchased Assets

Schedule 1.2 Liabilities Being Assumed

[TBD]